                                                                     Exhibit 2.5

               MASTER TRADEMARK OWNERSHIP AND LICENSE AGREEMENT

                                    BETWEEN

                            HEWLETT-PACKARD COMPANY

                                      AND

                          AGILENT TECHNOLOGIES, INC.







                         Effective as of _______, 1999

               MASTER TRADEMARK OWNERSHIP AND LICENSE AGREEMENT

                               TABLE OF CONTENTS

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ARTICLE I DEFINITIONS......................................................... 1

     1.1   AFFILIATED COMPANY................................................. 1
     1.2   AGILENT BUSINESS................................................... 1
     1.3   AGILENT BUSINESS MARKS............................................. 2
     1.4   AGILENT BUSINESS MARKS DATABASE.................................... 2
     1.5   AUTHORIZED DEALERS................................................. 2
     1.6   COLLATERAL MATERIALS............................................... 2
     1.7   CORPORATE IDENTITY MATERIALS....................................... 2
     1.8   DISTRIBUTION DATE.................................................. 2
     1.9   LICENSED MARKS..................................................... 2
     1.10  MAINTENANCE CONTRACTS.............................................. 2
     1.11  MARK............................................................... 2
     1.12  MASTER SEPARATION AGREEMENT........................................ 3
     1.13  MEASUREMENT PRODUCT................................................ 3
     1.14  PERSON............................................................. 3
     1.15  QUALITY STANDARDS.................................................. 3
     1.16  SELL............................................................... 3
     1.17  SEPARATION DATE.................................................... 3
     1.18  SUBSIDIARY......................................................... 3
     1.19  THIRD PARTY........................................................ 3
     1.20  TRADEMARK USAGE GUIDELINES......................................... 4

ARTICLE II ASSIGNMENT......................................................... 4

     2.1   ASSIGNMENT OF AGILENT BUSINESS MARKS............................... 4
     2.2   PRIOR GRANTS....................................................... 4
     2.3   ASSIGNMENT DISCLAIMER.............................................. 4

ARTICLE III LICENSES.......................................................... 4

     3.1   LICENSE GRANT...................................................... 4
     3.2   LICENSE RESTRICTIONS............................................... 5
     3.3   LICENSEE UNDERTAKINGS.............................................. 5
     3.4   NON-TRADEMARK USE.................................................. 6
     3.5   RESERVATION OF RIGHTS.............................................. 6
     3.6   THIRD PARTY LICENSES............................................... 6

ARTICLE IV PERMITTED SUBLICENSES.............................................. 7

     4.1   SUBLICENSES........................................................ 7
     4.2   AUTHORIZED DEALERS' USE OF MARKS................................... 7
     4.3   ENFORCEMENT OF AGREEMENTS.......................................... 8

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                               TABLE OF CONTENTS
                                  (continued)


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ARTICLE V ROYALTIES..........................................................  8

     5.1   ROYALTIES.........................................................  8
     5.2   PAYMENTS AND ACCOUNTING...........................................  9

ARTICLE VI TRADEMARK USAGE GUIDELINES........................................ 10

     6.1   TRADEMARK USAGE GUIDELINES........................................ 10
     6.2   TRADEMARK REVIEWS................................................. 10

ARTICLE VII TRADEMARK USAGE GUIDELINE ENFORCEMENT............................ 10

     7.1   INITIAL CURE PERIOD............................................... 10
     7.2   SECOND CURE PERIOD................................................ 10
     7.3   FINAL CURE PERIOD................................................. 10

ARTICLE VIII QUALITY STANDARDS............................................... 11

     8.1   GENERAL........................................................... 11
     8.2   QUALITY STANDARDS................................................. 11
     8.3   QUALITY CONTROL REVIEWS........................................... 11
     8.4   PRODUCT DISCONTINUATION........................................... 11

ARTICLE IX QUALITY STANDARD ENFORCEMENT...................................... 11

     9.1   INITIAL CURE PERIOD............................................... 11
     9.2   SECOND CURE PERIOD................................................ 11
     9.3   FINAL CURE PERIOD................................................. 12

ARTICLE X PROTECTION OF LICENSED MARKS....................................... 12

     10.1  OWNERSHIP AND RIGHTS.............................................. 12
     10.2  PROTECTION OF MARKS............................................... 12
     10.3  SIMILAR MARKS..................................................... 12
     10.4  INFRINGEMENT PROCEEDINGS.......................................... 13

ARTICLE XI TERMINATION....................................................... 13

     11.1  VOLUNTARY TERMINATION............................................. 13
     11.2  SURVIVAL.......................................................... 13
     11.3  NO OTHER TERMINATION.............................................. 13

ARTICLE XII DISPUTE RESOLUTION............................................... 13

     12.1  NEGOTIATION....................................................... 13
     12.2  NONBINDING MEDIATION.............................................. 14
     12.3  PROCEEDINGS....................................................... 14

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                               TABLE OF CONTENTS
                                  (continued)

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ARTICLE XIII LIMITATION OF LIABILITY......................................... 14

ARTICLE XIV MISCELLANEOUS PROVISIONS......................................... 15
     14.1   DISCLAIMER....................................................... 15
     14.2   NO IMPLIED LICENSES.............................................. 15
     14.3   INFRINGEMENT SUITS............................................... 15
     14.4   NO OTHER OBLIGATIONS............................................. 15
     14.5   ENTIRE AGREEMENT................................................. 15
     14.6   GOVERNING LAW.................................................... 16
     14.7   DESCRIPTIVE HEADINGS............................................. 16
     14.8   NOTICES.......................................................... 16
     14.9   NONASSIGNABILITY................................................. 17
     14.10  SEVERABILITY..................................................... 17
     14.11  FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE............ 17
     14.12  AMENDMENT........................................................ 17
     14.13  COUNTERPARTS..................................................... 17

EXHIBIT A:  LICENSED MARKS
EXHIBIT B:  AFFILIATED COMPANIES

               MASTER TRADEMARK OWNERSHIP AND LICENSE AGREEMENT

     This Master Trademark Ownership and License Agreement (the "Agreement") is effective as of _________, 1999 (the "Effective Date"), between Hewlett-Packard Company, a Delaware corporation ("HP"), having an office at 3000 Hanover Street, Palo Alto, California 94304, and Agilent Technologies, Inc., a Delaware corporation ("Agilent"), having an office at 3000 Hanover Street, Palo Alto, California 94304.

     WHEREAS, the Board of Directors of HP has determined that it is in the best interest of HP and its stockholders to separate HP's existing businesses into two independent businesses;

     WHEREAS, as part of the foregoing, HP and Agilent have entered into a Master Separation Agreement (as defined below) which provides, among other things, for the separation of certain Agilent assets and Agilent liabilities, the initial public offering of Agilent stock, the distribution of such stock and the execution and delivery of certain other agreements in order to facilitate and provide for the foregoing;

     WHEREAS, the parties desire that HP assign and transfer to Agilent the Agilent Business Marks (as defined below); and

     WHEREAS, the parties further desire that HP license the Licensed Marks (as defined below) to Agilent after the separation of the Agilent businesses.

     NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:

                                   ARTICLE I
                                  DEFINITIONS

     For the purpose of this Agreement, the following capitalized terms are defined in this Article I and shall have the meaning specified herein:

     1.1 AFFILIATED COMPANY. "Affiliated Company" means, with respect to HP, any entity in which HP holds a 50% or less ownership interest and that is listed on Exhibit A hereto and, with respect to Agilent, any entity in which Agilent holds a 50% or less ownership interest and that is listed on Exhibit A hereto; provided, however, that any such entity listed in Exhibit A shall be considered to be an Affiliated Company under this Agreement only if it agrees in writing to be bound by the terms and conditions of this Agreement. Exhibit A may be amended from time to time after the date hereof upon mutual consent of the parties.

     1.2 AGILENT BUSINESS. "Agilent Business" means (a) the business and operations of the following business entities of HP, as described in the IPO Registration Statement (as defined in the Master Separation Agreement): (i) the Test and Measurement Organization, (ii) the Semiconductor Products Group, (iii) the Chemical Analysis Group, (iv) the Healthcare Solutions Group and (v) any related infrastructure organizations and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Agilent Business as then conducted.

     1.3 AGILENT BUSINESS MARKS. "Agilent Business Marks" means the Marks listed in the Agilent Business Marks Database.

     1.4 AGILENT BUSINESS MARKS DATABASE. "Agilent Business Marks Database" means the Agilent Business Marks Database, as it may be updated by the parties upon mutual agreement to add additional Marks as of the Separation Date.

     1.5 AUTHORIZED DEALERS. "Authorized Dealers" means any distributor, dealer, OEM customer, VAR customer, VAD customer, systems integrator or other agent that on or after the Separation Date is authorized to market, advertise, sell, lease, rent, service or otherwise offer Measurement Products. Agilent will provide HP a list of the then current Authorized Dealers within a reasonable period after HP's request.

     1.6 COLLATERAL MATERIALS. "Collateral Materials" means all packaging, tags, labels, advertising, promotions, display fixtures, instructions, warranties and other materials of any and all types associated with the Measurement Products that are marked with at least one of the Licensed Marks.

     1.7 CORPORATE IDENTITY MATERIALS. "Corporate Identity Materials" means materials that are not products or product-related and that Agilent may now or hereafter use to communicate its identity, including, by way of example and without limitation, business cards, letterhead, stationery, paper stock and other supplies, signage on real property, buildings, fleet and uniforms.

     1.8 DISTRIBUTION DATE. "Distribution Date" has the meaning set forth in the Master Separation Agreement.

     1.9 LICENSED MARKS. "Licensed Marks" means the Marks set forth on Exhibit A hereto.

     1.10 MAINTENANCE CONTRACTS. "Maintenance Contracts" means agreements pursuant to which Agilent, its Subsidiaries or Affiliated Companies or its or their Authorized Dealers or their designees provide repair and maintenance services (whether preventive, diagnostic, remedial, warranty or non-warranty) in connection with Measurement Products, including without limitation agreements entered into by HP prior to the Separation Date and assigned to Agilent pursuant to the Master Separation Agreement or the Ancillary Agreements (as such term is defined in the Master Separation Agreement).

     1.11 MARK. "Mark" means any trademark, service mark, trade name, domain name, and the like, or other word, name, symbol or device, or any combination thereof, used or intended to be used by a Person to identify and distinguish the products or services of that Person from the products or services of others and to indicate the source of such goods or services, including without limitation all registrations and applications therefor throughout the world and all common law and other rights therein throughout the world.

     1.12 MASTER SEPARATION AGREEMENT. "Master Separation Agreement" means the Master Separation and Distribution Agreement between the parties.

     1.13 MEASUREMENT PRODUCT. "Measurement Product" means any Agilent product that is listed on an Agilent corporate price list as of the Distribution Date, and new versions thereof that have merely minor incremental differences from any such product. Measurement Products shall also include maintenance (whether diagnostic, preventive, remedial, warranty or non-warranty), support and similar services associated with Measurement Products, pursuant to Maintenance Contracts or otherwise.

     1.14 PERSON. "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, and a governmental entity or any department, agency or political subdivision thereof.

     1.15 QUALITY STANDARDS. "Quality Standards" means standards of quality applicable to the Measurement Products, as in use immediately prior to the Separation Date, unless otherwise communicated in writing by HP from time to time.

     1.16 SELL. To "Sell" a product means to sell, transfer, lease or otherwise dispose of a product. "Sale" and "Sold" have the corollary meanings ascribed thereto.

     1.17 SEPARATION DATE. "Separation Date" means 12:01 a.m., Pacific Time, November 1, 1999 or such other date as may be fixed by the Board of Directors of HP.

     1.18 SUBSIDIARY. "Subsidiary" means with respect to any specified Person, any corporation, any limited liability company, any partnership or other legal entity of which such Person owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body. Unless the context otherwise requires, reference to HP and its Subsidiaries shall not include the subsidiaries of HP that will be transferred to Agilent after giving effect to the Separation (as defined in the Master Separation Agreement), including the actions taken pursuant to the Non-US Plan (as defined in the Master Separation Agreement). For example, if HP owns 70% of the stock of another corporation, and that corporation owns 60% of the equity interest of a limited liability company, then that corporation is a Subsidiary of HP but that limited liability company is not. However, if such corporation owns 90% of the equity interest of a limited liability company, then that limited liability company is a Subsidiary of HP. For the avoidance of doubt, this definition of Subsidiary is different from the definition of Subsidiary in the Master Separation Agreement.

     1.19 THIRD PARTY. "Third Party" means a Person other than HP and its Subsidiaries and Affiliated Companies and Agilent and its Subsidiaries and Affiliated Companies.

     1.20 TRADEMARK USAGE GUIDELINES. "Trademark Usage Guidelines" means the guidelines for proper usage of the Licensed Marks, as in use immediately prior to the Separation Date, as such guidelines may be revised and updated in writing by HP from time to time.

                                  ARTICLE II
                                  ASSIGNMENT

     2.1 ASSIGNMENT OF AGILENT BUSINESS MARKS. Subject to Sections 2.2 and 2.3 below, HP hereby grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to grant, convey and assign) to Agilent, by execution hereof (or, where appropriate or required, by execution of separate instruments of assignment), all its (and their) right, title and interest in and to the Agilent Business Marks, including all goodwill of the Agilent Business appurtenant thereto, to be held and enjoyed by Agilent, its successors and assigns. HP further grants, conveys and assigns (and agrees to cause its appropriate Subsidiaries to grant, convey and assign) to Agilent all its (and their) right, title and interest in and to any and all causes of action and rights of recovery for past infringement of the Agilent Business Marks. HP will, without demanding any further consideration therefor, at the request and expense of Agilent (except for the value of the time of HP employees), do (and to cause its Subsidiaries to do) all lawful and just acts that may be or become necessary for evidencing, maintaining, recording and perfecting Agilent's rights to such Agilent Business Marks consistent with HP's general business practice as of the Separation Date, including but not limited to execution and acknowledgement of (and causing its Subsidiaries to execute and acknowledge) assignments and other instruments in a form reasonably required by Agilent or the relevant governmental or other authorities for each Mark in all jurisdictions in which HP owns rights thereto.

     2.2 PRIOR GRANTS. Agilent acknowledges and agrees that the foregoing assignment is subject to any and all licenses or other rights that may have been granted by HP or its Subsidiaries with respect to the Agilent Business Marks prior to the Separation Date. HP shall respond to reasonable inquiries from Agilent regarding any such prior grants.

     2.3 ASSIGNMENT DISCLAIMER. AGILENT ACKNOWLEDGES AND AGREES THAT THE FOREGOING ASSIGNMENTS ARE MADE ON AN "AS-IS," QUITCLAIM BASIS AND THAT NEITHER HP NOR ANY SUBSIDIARY OR AFFILIATED COMPANY OF HP HAS MADE OR WILL MAKE ANY WARRANTY WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF TITLE, ENFORCEABILITY OR NON-INFRINGEMENT.

                                  ARTICLE III
                                   LICENSES

     3.1 LICENSE GRANT. HP grants (and agrees to cause its appropriate Subsidiaries to grant) to Agilent a personal, irrevocable, nonexclusive, perpetual, worldwide, fully-paid and non-transferable (except as set forth in Section 14.9) license to use the Licensed Marks on the Measurement Products and in connection with the Sale and offer for Sale of Measurement Products (or, in the case of Measurement Products in the form of software, in connection with licensing of

Measurement Products) and to use the Licensed Marks in the advertisement and promotion of such Measurement Products.

     3.2  LICENSE RESTRICTIONS.

          (a) Once Agilent abandons the use of all of the Licensed Marks on a particular Measurement Product, then Agilent agrees that its license granted hereunder with respect to that Measurement Product shall thereupon terminate.

          (b) Agilent may not make any use whatsoever, in whole or in part, of the Licensed Marks, or any other Mark owned by HP, in connection with Agilent's corporate, doing business as, or fictitious name, or on Corporate Identity Materials without the prior written consent of HP, except as expressly set forth in this Section 3.2(b) or in Section 3.4 below. Notwithstanding the foregoing, Agilent may use any business cards, letterhead, stationery, paper stock and other supplies, uniforms and the like throughout their useful life in connection with the conduct of the Agilent Business, to the extent that, as of the Separation Date, they are in use, in inventory or on order.

          (c) Agilent may not use any Licensed Mark in direct association with another Mark such that the two Marks appear to be a single Mark or in any other composite manner with any Marks of Agilent or any Third Party (other than the Agilent Business Marks as permitted herein).

          (d) In all respects, Agilent's usage of the Licensed Marks pursuant to the license granted hereunder shall be in a manner consistent with the high standards, reputation and prestige represented by the Licensed Marks, and any usage by Agilent that is inconsistent with the foregoing shall be deemed to be outside the scope of the license granted hereunder. As a condition to the license granted hereunder, Agilent shall at all times present, position and promote the Measurement Products marked with one or more of the Licensed Marks in a manner consistent with the high standards and prestige represented by the Licensed Marks.

     3.3 LICENSEE UNDERTAKINGS. As a condition to the licenses granted hereunder, Agilent undertakes to HP that:

          (a) Agilent shall not use the Licensed Marks (or any other Mark of HP) in any manner contrary to public morals, in any manner which is deceptive or misleading, which ridicules or is derogatory to the Licensed Marks, or which compromises or reflects unfavorably upon the goodwill, good name, reputation or image of HP or the Licensed Marks, or which might jeopardize or limit HP's proprietary interest therein.

          (b) Agilent shall not use the Licensed Marks in connection with any products or services other than the Measurement Products, including, without limitation, any other Agilent Business products.

          (c) Agilent shall not (i) misrepresent to any Person the scope of its authority under this Agreement, (ii) incur or authorize any expenses or liabilities chargeable to HP, or (iii) take any actions that would impose upon HP any obligation or liability to a Third Party other than obligations under this Agreement, or other obligations which HP expressly approves in writing for Agilent to incur on its behalf.

          (d) All press releases and corporate advertising and promotions that embody the Licensed Marks and messages conveyed thereby shall be consistent with the high standards and prestige represented by the Licensed Marks.

     3.4  NON-TRADEMARK USE.

          (a) Each party may make appropriate and truthful references to the other party and the other party's products and technology.

          (b) The parties acknowledge that the letters "HP" are a part of several well-known generic acronyms, (for example, "HPLC" for "high performance liquid chromatography", and "HPCE" for "high pressure capillary electrophoresis"), or are part of the name of certain concepts or principles (such as "the HP Way"). This Agreement does not apply to the proper use of such acronyms or names.

          (c) This Agreement does not apply to Agilent's use of "HP-IB" with regard to the IEEE-488 Interface Bus.

     3.5 RESERVATION OF RIGHTS. Except as otherwise expressly provided in this Agreement, HP shall retain all rights in and to the Licensed Marks, including without limitation:

          (a)  All rights of ownership in and to the Licensed Marks;

          (b) The right to use (including the right of HP's Subsidiaries and Affiliated Companies to use) the Licensed Marks, either alone or in combination with other Marks, in connection with the marketing, offer or provision of any product or service, including any product or service which competes with Agilent Business products; and

          (c)  The right to license Third Parties to use the Licensed Marks.

     3.6 THIRD PARTY LICENSES. HP agrees that it and its Subsidiaries and Affiliated Companies will not license or transfer the Licensed Marks to Third Parties (other than to and among Subsidiaries of HP) for use in connection with products or services which compete with Measurement Products that are listed on an Agilent corporate price list as of the Distribution Date until three (3) years after the Separation Date. Such restriction shall be binding on any successors and assigns of the Licensed Marks. The foregoing shall not, in any event, limit any of the following: (i) any licenses that may have been granted by HP with respect to the Licensed Marks prior to the Separation Date or (ii) licenses granted to Third Parties in connection with any co-branding program (including, by way of example and not by way of limitation, the OpenView program). For purposes of clarification, a product will not necessarily be deemed to compete with another product if it is merely complementary or merely has some functions in common. Each party promptly will respond to requests from the other party regarding whether it considers one product to compete with another product. Except as set forth in this Section 3.6, nothing in this Agreement shall be construed to prevent HP from granting any licenses for the use of the Licensed Marks, or from utilizing the Licensed Marks in any manner whatsoever other than as provided in this Section 3.6.

                                  ARTICLE IV
                             PERMITTED SUBLICENSES

     4.1  SUBLICENSES

          (a) SUBLICENSES TO SUBSIDIARIES AND AFFILIATED COMPANIES. Subject to the terms and conditions of this Agreement, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this Agreement, Agilent may grant sublicenses to its Subsidiaries and Affiliated Companies to use the Licensed Marks in accordance with the license grant in
Section 3.1 above; provided, that (i) Agilent enters into a written sublicense agreement with each such Subsidiary and Affiliated Company sublicensee, and (ii) such agreement does not include the right to grant further sublicenses other than, in the case of a sublicensed Subsidiary of Agilent, to another Subsidiary of Agilent. Agilent shall provide copies of such written sublicense agreements to HP upon request. If Agilent grants any sublicense rights pursuant to this
Section 4.1(a) and any such sublicensed Subsidiary ceases to be a Subsidiary or Agilent ceases to hold at least a thirty percent (30%) ownership interest in such sublicensed Affiliated Company, then the sublicense granted to such Subsidiary or Affiliated Company pursuant to this Section 4.1(a) shall terminate one hundred eighty (180) days from the date of such cessation.

          (b)  SUBLICENSES TO TRANSFEREES. In addition, if Agilent, within five
(5) years after the Separation Date, transfers a going business (but not all or substantially all of its business or assets), and such transfer includes at least one marketable product and tangible assets having a net value of at least ten million U.S. dollars ($10,000,000.00) then, subject to the terms and conditions of this Agreement, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this Agreement, Agilent may grant sublicenses to the transferee of such business to use the Licensed Marks on the Measurement Products that are in the transferred business as of the effective date of the transfer in accordance with the license grant in Section
3.1 above; provided, that (i) Agilent enters into a written sublicense agreement with the sublicensee, (ii) such agreement does not include the right to grant further sublicenses and (iii) in any event, such sublicense shall terminate one hundred eighty (180) days after the effective date of the transfer. Agilent shall provide copies of such written sublicense agreements to HP upon request.

     4.2 AUTHORIZED DEALERS' USE OF MARKS. Subject to the terms and conditions of this Agreement, including all applicable Quality Standards and Trademark Usage Guidelines and other restrictions in this Agreement, Agilent (and those Subsidiaries and Affiliated Companies sublicensed to use the Licensed Marks pursuant to Section 4.1) may allow Authorized Dealers to, and may allow such Authorized Dealers to allow other Authorized Dealers to, use the Licensed Marks in the advertisement and promotion of Measurement Products Sold by such Authorized Dealers.

     4.3 ENFORCEMENT OF AGREEMENTS. Agilent shall take all appropriate measures at Agilent's expense promptly and diligently to enforce the terms of any sublicense agreement or other agreement with any Subsidiary, Affiliated Company or Authorized Dealer, or of any existing agreement with any Authorized Dealer, and shall restrain any such Subsidiary, Affiliated Company or Authorized Dealer from violating such terms, including without limitation (i) monitoring the Subsidiaries', Affiliated Companies' and Authorized Dealers' compliance with the relevant Trademark Usage Guidelines and Quality Standards and causing any noncomplying Subsidiary, Affiliated Company or Authorized Dealer promptly to remedy any failure, (ii) terminating such agreement and/or (iii) commencing legal action, in each case, using a standard of care consistent with HP's practices as of the Separation Date. In the event that HP determines that Agilent has failed promptly and diligently to enforce the terms of any such agreement using such standard of care, HP reserves the right to enforce such terms, and Agilent shall reimburse HP for its fully allocated direct costs and expenses incurred in enforcing such agreement, plus all out-of-pocket costs and expenses, plus five percent (5%) (or, if such costs and expenses are incurred more than two (2) years after the Separation Date, ten percent (10%)).

                                   ARTICLE V
                                   ROYALTIES

     5.1  ROYALTIES.

          (a) Upon (i) any Sale occurring more than five (5) years after the Separation Date by Agilent, its Subsidiaries or Affiliated Companies of tangible Measurement Products that are marked with one or more of the Licensed Marks (other than repaired, refurbished or reconstructed Measurement Products or repair parts and other than Sales to HP, its Subsidiaries and its Affiliated Companies), and (ii) the use by Agilent, its Subsidiaries or Affiliated Companies of one or more of the Licensed Marks as a service mark in connection with the sale of services associated with Measurement Products (other than repair, maintenance and calibration services and other than sales to HP, its Subsidiaries and its Affiliated Companies), Agilent shall pay to HP a royalty on the Net Sales earned by Agilent in each Agilent fiscal quarter as a result of such sale. The royalty rate shall be the standard royalty rate that is charged by HP to the Agilent Business as of the Separation Date for use of the Licensed Marks.

          (b) As used in this Article V, "Net Sales" means the gross invoice price from (i) royalty-bearing Sales under Section 5.1(a)(i) above and (ii) royalty-bearing sales of services under Section 5.1(a)(ii) above, in any case less (A) charges for handling, freight, sales taxes, insurance costs and import duties where such items are included in the invoiced price, (B) point-of-sale credits (or other similar adjustments to price) granted to independent distributors and (C) credits actually granted or refunds actually given for returns during such Agilent fiscal quarter. In the event that the foregoing Measurement Products are Sold for no or nominal consideration or to a Subsidiary or Affiliated Company or in any other circumstances in which the selling price is established on other than an arms-length basis, the Net Sales on such Sales shall be determined on the average selling price earned by Agilent during the preceding Agilent fiscal quarter on Sales of like volumes of the applicable Measurement Products to unaffiliated customers in arms-length sales. However, in the event that the foregoing Measurement Products are Sold to Agilent's Subsidiaries or Affiliated Companies for resale to Third Parties, then the royalties will be based on Net Sales from the Subsidiaries or Affiliated Companies to the Third Parties and no royalties will be due on the Sales to the Subsidiaries and Affiliated Companies.

          (c)  For the purposes of clarification, no royalty is due under this
Article V for uses of the Licensed Marks that are covered by Section 3.4.

     5.2  PAYMENTS AND ACCOUNTING.

          (a) With respect to the royalties set forth herein, Agilent shall keep full, clear and accurate records until otherwise provided in Section 5.2(b). These records shall be retained for a period of three (3) years from the date of payment notwithstanding the expiration or other termination of this Agreement. HP shall have the right, through a mutually agreed upon independent certified public accountant (consent to which shall not be unreasonably withheld or delayed by Agilent), and at HP's expense, to examine and audit, not more than once a year, and during normal business hours, all such records and such other records and accounts as may under recognized accounting practices contain information bearing upon the amount of royalty payable to HP under this Agreement. Prompt adjustment shall be made by either party to compensate for any errors and/or omissions disclosed by such examination or audit. Should any such error and/or omission result in an underpayment of more than five percent (5%) of the total royalties due for the period under audit, Agilent shall upon HP's request pay for the cost of the audit and pay HP an additional fee equal to a compound annual interest rate of ten percent (10%) of such error and/or omission.

          (b) Within forty-five (45) days after the end of each Agilent fiscal quarter, Agilent shall furnish to HP a statement in suitable form showing all Measurement Products and related services subject to royalties that were sold, during such quarter, and the amount of royalty payable thereon. If no products or services subject to royalty have been sold, that fact shall be shown on such statement. Also, within such forty-five (45) days, Agilent shall pay to HP the royalties payable hereunder for such quarter. HP and Agilent will determine the form of the statement prior to submission of the first such statement. All royalty and other payments to HP hereunder shall be in United States dollars. Royalties based on sales in other currencies shall be converted to United States dollars according to the official rate of exchange for that currency, as published in the Wall Street Journal on the last day of the calendar month in which the royalty accrued (or, if not published on that day, the last publication day for the Wall Street Journal during that month). If two consecutive Agilent fiscal quarters pass in which no royalties are due under this Agreement and Agilent reasonably believes no royalties will be due, the obligations pursuant to this Article V shall terminate. If Agilent resumes sale of Measurement Products or related services that are subject to royalties, the obligations of this Article V shall automatically resume.

                                  ARTICLE VI
                          TRADEMARK USAGE GUIDELINES

     6.1 TRADEMARK USAGE GUIDELINES. Agilent and its Subsidiaries, Affiliated Companies and Authorized Dealers shall use the Licensed Marks only in a manner that is consistent with the Trademark Usage Guidelines.

     6.2 TRADEMARK REVIEWS. At HP's request, Agilent agrees to furnish or make available for inspection to HP samples of all Measurement Products and Collateral Materials of Agilent, its Subsidiaries, Affiliated Companies and Authorized Dealers that are marked with one or more of the Licensed Marks (to the extent that Agilent has the right to obtain such samples). If Agilent is notified or determines that it or any of its Subsidiaries, Affiliated Companies or Authorized Dealers is not complying with any Trademark Usage Guidelines, it shall notify HP and the provisions of Article VII and Section 4.3 shall apply to such noncompliance.

                                  ARTICLE VII
                     TRADEMARK USAGE GUIDELINE ENFORCEMENT

     7.1 INITIAL CURE PERIOD. If HP becomes aware that Agilent or any Subsidiary, Affiliated Company or Authorized Dealer is not complying with any Trademark Usage Guidelines, HP shall notify Agilent in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Agilent shall then have sixty (60) days with regard to noncompliance by Authorized Dealers and thirty (30) days with regard to noncompliance by Agilent or any Subsidiary or Affiliated Company after receipt of such notice ("Guideline Initial Cure Period") to correct such noncompliance or submit to HP a written plan to correct such noncompliance which written plan is reasonably acceptable to HP.

     7.2 SECOND CURE PERIOD. If noncompliance with the Trademark Usage Guidelines continues beyond the Guideline Initial Cure Period, Agilent and HP shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have thirty (30) days following the expiration of the Guideline Initial Cure Period to agree on corrective actions, and Agilent shall have thirty (30) days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance ("Second Guideline Cure Period").

     7.3 FINAL CURE PERIOD. If the noncompliance with the Trademark Usage Guidelines remains uncured after the expiration of the Second Guideline Cure Period, then at HP's election, Agilent, or the noncomplying Subsidiary, Affiliated Company or Authorized Dealer, whichever is applicable, promptly shall cease using the noncomplying Collateral Materials until HP determines that Agilent, or the noncomplying Subsidiary, Affiliated Company or Authorized Dealer, whichever is applicable, has demonstrated its ability and commitment to comply with the Trademark Usage Guidelines. Nothing in this Article VII shall be deemed to limit Agilent's obligations under Section 4.3 above or to preclude HP from exercising any rights or remedies under Section 4.3 above.

                                 ARTICLE VIII
                               QUALITY STANDARDS

     8.1 GENERAL. Agilent acknowledges that the Measurement Products permitted by this Agreement to be marked with one or more of the Licensed Marks must continue to be of sufficiently high quality as to provide protection of the Licensed Marks and the goodwill they symbolize, and Agilent further acknowledges that the maintenance of the high quality standards associated with such products is of the essence of this Agreement.

     8.2 QUALITY STANDARDS. Agilent and its Authorized Dealers, Affiliated Companies and Subsidiaries shall use the Licensed Marks only on and in connection with Measurement Products that meet or exceed in all respects the Quality Standards.

     8.3 QUALITY CONTROL REVIEWS. At HP's request, Agilent agrees to furnish or make available to HP for inspection sample Measurement Products marked with one or more of the Licensed Marks. HP may also independently conduct customer satisfaction surveys to determine if Agilent and its Subsidiaries, Affiliated Companies and Authorized Dealers are meeting the Quality Standards. Agilent shall cooperate with HP fully in the distribution of such surveys. In the event of a challenge by HP, HP shall, at the request of Agilent, provide Agilent with copies of customer surveys used by HP to determine if Agilent is meeting the Quality Standards. If Agilent is notified or determines that it or any of its Subsidiaries, Affiliated Companies or Authorized Dealers is not complying with any Quality Standards, it shall notify HP and the provisions of Article IX and
Section 4.3 shall apply to such noncompliance.

     8.4 PRODUCT DISCONTINUATION. If, at any time during or after the term of this Agreement, Agilent discontinues the sale of a Measurement Product that has been marked with one or more of the Licensed Marks, Agilent shall substantially comply with the discontinuation procedure used by HP for such or similar products immediately prior to Separation Date.

                                  ARTICLE IX
                         QUALITY STANDARD ENFORCEMENT

     9.1 INITIAL CURE PERIOD. If HP becomes aware that Agilent or any Subsidiary, Affiliated Company or Authorized Dealer sublicensee is not complying with any Quality Standards, HP shall notify Agilent in writing, setting forth in reasonable detail a written description of the noncompliance and any requested action for curing such noncompliance. Agilent shall then have thirty (30) days after receipt of such notice ("Initial Cure Period") to correct such noncompliance or submit to HP a written plan to correct such noncompliance which written plan is reasonably acceptable to HP.

     9.2 SECOND CURE PERIOD. If noncompliance with the Quality Standards continues beyond the Initial Cure Period, Agilent and HP shall each promptly appoint a representative to negotiate in good faith actions that may be necessary to correct such noncompliance. The parties shall have thirty (30) days following the expiration of the Initial Cure Period to agree on corrective actions, and Agilent shall have thirty (30) days from the date of an agreement of corrective actions to implement such corrective actions and cure or cause the cure of such noncompliance ("Second Cure Period").

     9.3 FINAL CURE PERIOD. If the noncompliance with the Quality Standards remains uncured after the expiration of the Second Cure Period, then at HP's election, Agilent, or the noncomplying Subsidiary, Affiliated Company or Authorized Dealer, whichever is applicable, promptly shall cease offering the noncomplying Measurement Products under the Licensed Marks until HP determines that Agilent, or the noncomplying Subsidiary, Affiliated Company or Authorized Dealer, whichever is applicable, has demonstrated its ability and commitment to comply with the Quality Standards. Nothing in this Article IX shall be deemed to limit Agilent's obligations under Section 4.3 above or to preclude HP from exercising any rights or remedies under Section 4.3 above.

                                   ARTICLE X
                         PROTECTION OF LICENSED MARKS

     10.1 OWNERSHIP AND RIGHTS. Agilent agrees not to challenge the ownership or validity of the Licensed Marks. Agilent shall not disparage, dilute or adversely affect the validity of the Licensed Marks. Agilent's use of the Licensed Marks shall inure exclusively to the benefit of HP, and Agilent shall not acquire or assert any rights therein. Agilent recognizes the value of the goodwill associated with the Licensed Marks, and that the Licensed Marks may have acquired secondary meaning in the minds of the public.

     10.2 PROTECTION OF MARKS. Agilent shall assist HP, at HP's request and expense, in the procurement and maintenance of HP's intellectual property rights in the Licensed Marks. Agilent will not grant or attempt to grant a security interest in the Licensed Marks, or to record any such security interest in the United States Patent and Trademark Office or elsewhere, against any trademark application or registration belonging to HP. Agilent agrees to, and to cause its Subsidiaries and Affiliated Companies to, execute all documents reasonably requested by HP to effect further registration of, maintenance and renewal of the Licensed Marks, recordation of the license relationship between HP and Agilent, and recordation of Agilent as a registered user. HP makes no warranty or representation that trademark registrations have been or will be applied for, secured or maintained in the Licensed Marks throughout, or anywhere within, the world. Agilent shall cause to appear on all Measurement Products, and all Collateral Materials, such legends, markings and notices as may be required by applicable law or reasonably requested by HP.

     10.3 SIMILAR MARKS. Agilent agrees not to use or register in any country any Mark that infringes HP's rights in the Licensed Marks, or any element thereof. If any application for registration is, or has been, filed in any country by Agilent which relates to any Mark that infringes HP's rights in the Licensed Marks, Agilent shall immediately abandon any such application or registration or assign it to HP. Agilent shall not challenge HP's ownership of or the validity of the Licensed Marks or any application for registration thereof throughout the world. Agilent shall not use or register in any country any copyright, domain name, telephone number or any other intellectual property right, whether recognized currently or in the future, or other designation which would affect the ownership or rights of HP in and to the Licensed Marks, or otherwise to take any action which would adversely affect any of such ownership rights, or assist anyone else in doing so. Agilent shall cause its Subsidiaries, Affiliated Companies and Authorized Dealers to comply with the provisions of this Section 10.3.

     10.4 INFRINGEMENT PROCEEDINGS. In the event that the Agilent Director of Intellectual Property or Agilent Trademark Counsel learns of any infringement or threatened infringement of the Licensed Marks, or any unfair competition, passing-off or dilution with respect to the Licensed Marks, Agilent shall notify HP or its authorized representative giving particulars thereof, and Agilent shall provide necessary information and assistance to HP or its authorized representatives at HP's expense in the event that HP decides that proceedings should be commenced. Notwithstanding the foregoing, Agilent is not obligated to monitor or police use of the Licensed Marks by Third Parties other than as specifically set forth in Section 4.3. HP shall have exclusive control of any litigation, opposition, cancellation or related legal proceedings. The decision whether to bring, maintain or settle any such proceedings shall be at the exclusive option and expense of HP, and all recoveries shall belong exclusively to HP. Agilent shall not and shall have no right to initiate any such litigation, opposition, cancellation or related legal proceedings in its own name, but, at HP's request, agrees to be joined as a party in any action taken by HP to enforce its rights in the Licensed Marks. HP shall incur no liability to Agilent or any other Person under any legal theory by reason of HP's failure or refusal to prosecute or by HP's refusal to permit Agilent to prosecute, any alleged infringement by Third Parties, nor by reason of any settlement to which HP may agree.

                                  ARTICLE XI
                                  TERMINATION

     11.1 VOLUNTARY TERMINATION. By written notice to HP, Agilent may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder by HP. Such notice shall specify the effective date of such termination and shall clearly specify any affected Licensed Marks, Measurement Products or services.

     11.2 SURVIVAL. Any voluntary termination of licenses and rights of Agilent under Section 11.1 shall not affect Agilent's licenses and rights with respect to any Measurement Products made or furnished prior to such termination.

     11.3 OTHER TERMINATION. HP acknowledges and agrees that its rights to terminate the licenses granted to Agilent hereunder are solely as set forth in
Section 4.3 and Articles VII and IX.

                                  ARTICLE XII
                              DISPUTE RESOLUTION

     12.1 NEGOTIATION. The parties shall make a good faith attempt to resolve any dispute or claim arising out of or related to this Agreement through negotiation. Within thirty (30) days after notice of a dispute or claim is given by either party to the other party, the parties' first tier negotiating teams (as determined by each party's Director of Intellectual Property or his or her delegate) shall meet and make a good faith attempt to resolve such dispute or claim and shall continue to negotiate in good faith in an effort to resolve the dispute or claim or renegotiate the applicable section or provision without the necessity of any formal proceedings. If the first tier negotiating teams are unable to agree within thirty (30) days of their first meeting, then the parties' second tier negotiating teams (as determined by each party's Director of Intellectual Property or his or her delegate) shall meet within thirty (30) days after the end of the first thirty (30) day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 12.1, all reasonable requests made by one party to the other for information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams but may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

     12.2 NONBINDING MEDIATION. In the event that any dispute or claim arising out of or related to this Agreement is not settled by the parties within fifteen
(15) days after the first meeting of the second tier negotiating teams under
Section 12.1, the parties will attempt in good faith to resolve such dispute or claim by nonbinding mediation in accordance with the American Arbitration Association Commercial Mediation Rules. The mediation shall be held within thirty (30) days of the end of such fifteen (15) day negotiation period of the second tier negotiating teams. Except as provided below in Section 12.3, no litigation for the resolution of such dispute may be commenced until the parties try in good faith to settle the dispute by such mediation in accordance with such rules, and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

     12.3 PROCEEDINGS. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the dispute or claim through negotiation or mediation. In the event that litigation is commenced under this Section 12.3, the parties agree to continue to attempt to resolve any dispute or claim according to the terms of Sections 12.1 and 12.2 during the course of such litigation proceedings under this Section 12.3.

                                 ARTICLE XIII
                            LIMITATION OF LIABILITY

     IN NO EVENT SHALL EITHER PARTY OR ITS SUBSIDIARIES OR AFFILIATED COMPANIES BE LIABLE TO THE OTHER PARTY OR ITS SUBSIDIARIES OR AFFILIATED COMPANIES FOR ANY DAMAGES, INCLUDING WITHOUT LIMITATION SPECIAL, CONSEQUENTIAL, INDIRECT, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ANY OTHER DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE) ARISING IN ANY WAY OUT OF THIS AGREEMENT, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH

DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATIONS SHALL NOT LIMIT EACH PARTY'S OBLIGATIONS EXPRESSLY ASSUMED IN EXHIBIT K OF THE MASTER SEPARATION AGREEMENT; PROVIDED FURTHER THAT THE EXCLUSION OF PUNITIVE DAMAGES SHALL APPLY IN ANY EVENT.

                                  ARTICLE XIV
                           MISCELLANEOUS PROVISIONS

     14.1 DISCLAIMER. EACH PARTY ACKNOWLEDGES AND AGREES THAT ALL LICENSED MARKS AND ANY OTHER INFORMATION OR MATERIALS LICENSED OR PROVIDED HEREUNDER ARE LICENSED OR PROVIDED ON AN "AS IS" BASIS AND THAT NEITHER PARTY NOR ANY OF ITS SUBSIDIARIES OR AFFILIATED COMPANIES MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES WHATSOEVER, EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT THERETO INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF TITLE, ENFORCEABILITY OR NON-INFRINGEMENT. Without limiting the generality of the foregoing, neither HP nor any of its Subsidiaries or Affiliated Companies makes any warranty or representation as to the validity of any Mark licensed by it to Agilent or any warranty or representation that any use of any Mark with respect to any product or service will be free from infringement of any rights of any Third Party.

     14.2 NO IMPLIED LICENSES. Nothing contained in this Agreement shall be construed as conferring any rights by implication, estoppel or otherwise, under any intellectual property right, other than the rights expressly granted in this Agreement with respect to the Licensed Marks. Neither party is required hereunder to furnish or disclose to the other any information (including copies of registrations of the Marks), except as specifically provided herein.

     14.3 INFRINGEMENT SUITS. Except as set forth in Section 4.3, (i) neither party shall have any obligation hereunder to institute any action or suit against Third Parties for infringement of any of the Licensed Marks or to defend any action or suit brought by a Third Party which challenges or concerns the validity of any of the Licensed Marks and (ii) Agilent shall not have any right to institute any action or suit against Third Parties for infringement of any of the Licensed Marks.

     14.4 NO OTHER OBLIGATIONS. NEITHER PARTY ASSUMES ANY RESPONSIBILITIES OR OBLIGATIONS WHATSOEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES. Without limiting the generality of the foregoing, neither party, nor any of its Subsidiaries or Affiliated Companies, is obligated to (i) file any application for registration of any Mark, or to secure any rights in any Marks, (ii) to maintain any Mark registration, or (iii) provide any assistance, except for the obligations expressly assumed in this Agreement.

     14.5 ENTIRE AGREEMENT. This Agreement, the Master Separation Agreement and the other Ancillary Agreements (as defined in the Master Separation Agreement) constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof. To the extent there is a conflict between this Agreement and the General Assignment and Assumption Agreement between the parties, the terms of this Agreement shall govern.

     14.6 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware as to all matters regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

     14.7 DESCRIPTIVE HEADINGS. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     14.8 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:

          if to HP:

                    c/o Hewlett-Packard Company
                    3000 Hanover Street
                    Palo Alto, CA  94304
                    Attention:  Associate General Counsel and
                                Director of Intellectual Property
                    Telecopy:  (650) 852-8194

          if to Agilent:

                    c/o Agilent Technologies, Inc.
                    3000 Hanover Street
                    Palo Alto, CA  94304
                    Attention:  Assistant General Counsel and
                                Director of Intellectual Property
                    Telecopy:  (650) 813-3095

or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first Business Day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed. As used in this Section 14.8, "Business Day" means day other than a

Saturday, a Sunday or a day on which banking institutions located in the State of California are authorized or obligated by law or executive order to close.

     14.9 NONASSIGNABILITY. Neither party may, directly or indirectly, in whole or in part, whether by operation of law or otherwise, assign or transfer this Agreement, without the other party's prior written consent, and any attempted assignment, transfer or delegation without such prior written consent shall be voidable at the sole option of such other party. Notwithstanding the foregoing, each party (or its permitted successive assignees or transferees hereunder) may assign or transfer this Agreement as a whole without consent to a Person that succeeds to all or substantially all of the business or assets of such party. Without limiting the foregoing, this Agreement will be binding upon and inure to the benefit of the parties and their permitted successors and assigns.

     14.10 SEVERABILITY. If any term or other provision of this Agreement is determined by a nonappealable decision of a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

     14.11 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     14.12 AMENDMENT. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such agreement.

     14.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which, taken together, shall be considered to be one and the same instrument.

     WHEREFORE, the parties have signed this Trademark Ownership and License Agreement effective as of the date first set forth above.

HEWLETT-PACKARD COMPANY             AGILENT TECHNOLOGIES, INC.

By:_____________________________    By:____________________________

Name:___________________________    Name:__________________________

Title:__________________________    Title:_________________________

                                   EXHIBIT A
              TO MASTER TRADEMARK OWNERSHIP AND LICENSE AGREEMENT

                                LICENSED MARKS


          HP

          Hewlett Packard

          HP Symbol

                                   EXHIBIT B
              TO MASTER TRADEMARK OWNERSHIP AND LICENSE AGREEMENT

                             AFFILIATED COMPANIES


1.   HP Affiliated Companies
     -----------------------

     ImagineCard

     Idea LLC

     Intria-HP

     Intria-HP Potomac

     Ericsson-HP Telecom (Sweden)

     Ericsson-HP Telecom (France)

     Hua-Pua

     Putial Ome

     PT Berka Services

     Liquidity Management Group

     Hugin Expert

     Syc

     Sopura Systems


2.   Agilent Affiliated Companies
     ----------------------------

     Chartered Semiconductor Partners Singapore

     LumiLEDS